Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-201957 on Form S-8 of Vista Outdoor Inc. of our report dated August 13, 2014, relating to the consolidated financial statements of Bushnell Group Holdings, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of Vista Outdoor Inc..
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
August 11, 2016